Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5003 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces 4th Quarter and Full Year 2007 Financial Results

Minneapolis, Minnesota, March 11, 2008. BUCA, Inc. (NASDAQ: BUCA) today announced financial results for its fourth quarter and full year of fiscal 2007. The company reported a net loss of $5.3 million, or ($0.26) per share, in the fourth quarter of fiscal 2007, compared with net income of $0.9 million, or $0.05 per share, in the fourth quarter of fiscal 2006. For the fiscal year 2007, the Company reported a net loss of $16.2 million, or ($0.79) per share, compared with a net loss of $3.6 million, or ($0.18) per share, in fiscal 2006.

The fourth quarter of fiscal 2007 contained 13 weeks as compared to the fourth quarter of fiscal 2006 which contained 14 weeks.

John Bettin, the company’s Chief Executive Officer commented, “The recent restaurant environment has been challenging for us and for the industry. While we are disappointed with our recent results, we did make progress on several initiatives designed to improve average unit volumes as we work toward profitability. During fiscal 2007, we continued to evolve and strengthen the Buca di Beppo brand, implementing initiatives such as catering and our single portion option called BUCA Mio, which we believe are resonating well with our guests. On the cost side, we implemented a new labor management system, which is beginning to drive improvement as shown by our year over year labor savings in the fourth quarter of fiscal 2007, and we delivered improvement in product costs on a year-over-year basis.”

Fourth Quarter Results

Total restaurant sales were $64.1 million in the fourth quarter of fiscal 2007 as compared to $71.5 million in the fourth quarter of fiscal 2006. The decrease in total restaurant sales was due to the fourth quarter of fiscal 2007 being a 13-week period as compared to 14-week in fiscal 2006, the closure of two underperforming restaurants in the first half of fiscal 2007, the loss of sales due to the temporary closure of the Company’s San Francisco restaurant during parts of the quarter and the fact that the fourth quarter of fiscal 2007 did not include New Year’s Eve. No new restaurants opened in the period.

Buca di Beppo comparable restaurant sales decreased 2.5% for the fourth quarter of fiscal 2007 as compared to the same period last year. The comparable restaurant sales numbers reported exclude the results of the Company’s San Francisco restaurant for the entire fourth fiscal quarters for each of 2006 and 2007. The restaurant, one of the Company’s highest sales locations, was closed for renovation beginning September 24, 2007 and reopened on November 20, 2007.

The company reported a net loss of $5.3 million, or ($0.26) per share, in the fourth quarter of fiscal 2007 as compared to net income of $0.9 million, or $0.05 per share, in the same period of the prior year. The net loss in the fourth quarter of fiscal 2007 includes a loss on disposal of assets of $0.5 million related to repairs and renovation of the Company’s San Francisco restaurant and asset impairment charges of $4.3 million.

Total restaurant costs in the fourth quarter of fiscal 2007 were $60.1 million, as compared to $64.5 million in the same period of the prior year. As a percentage of restaurant sales, these costs were 93.8% for the fourth quarter of fiscal 2007, as compared to 90.1% in the fourth quarter of fiscal 2006.

Fiscal Year 2007 Results

For fiscal 2007, total restaurant sales were $245.6 million as compared to $253.8 million in fiscal 2006. The decrease in restaurant sales was primarily due to a shift in the Company’s fiscal calendar caused by the 53rd week of fiscal 2006 which removed the relatively high sales week prior to and including New Year’s Eve from the Company’s first quarter of fiscal 2007 and New Year’s Eve from the Company’s fourth quarter of fiscal 2007. The Company’s fiscal 2007 results also reflect the closure of two underperforming restaurants in the first half of 2007, the loss of sales due to the temporary closure of the Company’s San Francisco restaurant during parts of the third and fourth fiscal quarters and a decrease in beverage sales.

Buca di Beppo comparable restaurant sales increased 0.7% for fiscal 2007 as compared to the same period last year. The comparable restaurant sales numbers reported exclude the results of the Company’s San Francisco restaurant for the entire third and fourth fiscal quarters for each of 2006 and 2007. The reported revenue numbers include all of the Company’s revenues for all periods, including those of the San Francisco restaurant.

The company reported a net loss of $16.2 million, or ($0.79) per share, in fiscal 2007, as compared to a net loss from continuing operations of $4.6 million, or ($0.23) per share, in fiscal 2006. The fiscal 2007 net loss includes a loss on disposal of assets of $0.9 million related to repairs and renovation of the Company’s San Francisco restaurant and asset impairment charges of $5.1 million.

Total restaurant costs were $233.4 million in fiscal 2007 as compared to $234.7 million in fiscal 2006. As a percentage of restaurant sales, these costs were 95.1% for fiscal 2007, as compared to 92.5% in fiscal 2006.

Conference Call

BUCA, Inc. will host a conference call on Tuesday, March 11, 2008 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. John Bettin the company’s Chief Executive Officer, and Dennis Goetz Chief Financial Officer, will be hosting the call. The participant call in number is 1-888-778-9067 or 1-913-312-0962 for international callers. The passcode is 6484508. The call will be webcast and can be accessed but cutting and pasting the following link: http://viavid.net/dce.aspx?sid=00004B3A into your browser. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. Eastern Time on March 11, 2008 and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international), passcode 6484508.

About the Company:

BUCA, Inc. owns and operates 89 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

# # #

BUCA, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands)

	Fourth Quarter Ended
	December 30, 2007	December 31, 2006
Restaurant sales	$64,117	$71,531
Restaurant costs:
Product	15,770	17,858
Labor	21,032	23,384
Direct and occupancy	19,923	20,158
Depreciation and amortization	2,776	2,992
Loss on disposal of assets	646	71

Total restaurant costs	60,147	64,463

General and administrative expenses	4,432	5,752
Loss on impairment of long-lived assets	4,251	50

Operating (loss) income	(4,713)	1,266

Interest income	31	154
Interest expense	(614)	(707)

(Loss) income before income taxes	(5,296)	713
Income taxes	—	—

Net (loss) income from continuing operations	(5,296)	713
Net (loss) income from discontinued operations	(1)	230

Net (loss) income	$(5,297)	$943

Net (loss) income from continuing operations per share—basic and diluted	$(0.26)	$0.04
Net income from discontinued operations per share—basic and diluted	$—	$0.01

Net (loss) income per share—basic and diluted	$(0.26)	$0.05

Weighted average common shares outstanding—basic	20,498,675	20,474,325

Weighted average common shares outstanding—diluted	20,498,675	20,693,862

BUCA, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Fiscal Year Ended
	December 30, 2007	December 31, 2006
Restaurant sales	$245,552	$253,813
Restaurant costs:
Product	60,659	63,307
Labor	83,796	83,771
Direct and occupancy	75,794	74,884
Depreciation and amortization	11,462	12,224
Loss on disposal of assets	1,702	559

Total restaurant costs	233,413	234,745

General and administrative expenses	20,934	20,635
Loss on impairment of long-lived assets	5,051	282
Lease termination charges	(3)	—

Operating loss	(13,843)	(1,849)

Interest income	427	221
Interest expense	(2,551)	(2,933)

Loss before income taxes	(15,967)	(4,561)
Income taxes	—	—

Net loss from continuing operations	(15,967)	(4,561)
Net (loss) income from discontinued operations	(208)	953

Net loss	$(16,175)	$(3,608)

Net loss from continuing operations per share—basic and diluted	$(0.78)	$(0.23)
Net (loss) income from discontinued operations per share—basic and diluted	$(0.01)	$0.05

Net loss per share—basic and diluted	$(0.79)	$(0.18)

Weighted average common shares outstanding—basic and diluted	20,451,954	20,494,007

BUCA, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	December 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash	$1,070	$1,567
Accounts receivable	4,260	4,864
Inventories	6,084	6,279
Prepaid expenses and other	4,470	4,468

Total current assets	$15,884	17,178

PROPERTY AND EQUIPMENT, net	98,327	112,189
NOTE RECEIVABLE	—	3,567
OTHER ASSETS	3,186	4,469

	$117,397	$137,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,634	$10,755
Unredeemed gift card liabilities	3,738	4,031
Accrued payroll and benefits	7,483	8,806
Accrued sales, property and income tax	3,897	3,678
Other accrued expenses	4,876	3,495
Current maturities of long-term debt and capital leases	296	193
Current liabilities of discontinued operations and assets held for sale	—	257

Total current liabilities	26,924	31,215

LONG-TERM DEBT AND CAPITAL LEASES, less current maturities	15,993	16,278
DEFERRED RENT	18,002	18,853
OTHER LIABILITIES	3,962	4,037

Total liabilities	64,881	70,383

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value per share, 30,000,000 shares authorized; 21,088,651 and 20,926,556 shares issued and outstanding, respectively	211	209
Additional paid-in capital	172,903	171,430
Accumulated deficit	(119,678)	(103,503)
Notes receivable from employee shareholders	(920)	(1,116)

Total shareholders’ equity	52,516	67,020

	$117,397	$137,403